Exhibit 1.1

Registre de Commerce et des Sociétés
Numéro RCS : B186309
Référence de dépôt : L200254401
Déposé et enregistré le 09/12/2020

« Neogames S.A. » Société anonyme 5 rue de Bonnevoie L-1260 Luxembourg R.C.S. Luxembourg : B186309

Constituée sous la dénomination «Neogames S.à r.l.» suivant acte reçu par Maître Gérard LECUIT, alors notaire de résidence à Luxembourg, en date du 23 avril 2014, publié au Mémorial C, Recueil des Sociétés et Associations numéro 1666 du 27 juin 2014.

Les statuts ont été modifiés en dernier lieu suivant acte reçu par Maître Henri HELLINCKX, notaire de résidence à Luxembourg, en date du 30 juillet 2021, non encore publié au Recueil Electronique des Sociétés et Associations (RESA).

STATUTS COORDONNÉS
Au 30 juillet 2021

ARTICLE 1.          Form and name

There exists a public limited liability company (société anonyme) under the name of “NeoGames S.A.” (the Company), governed by the laws of the Grand Duchy of Luxembourg and in particular the law dated 10 August 1915 on commercial companies, as amended (the Companies Act) and by the present articles of incorporation (the Articles, and a reference to an “Article” shall be construed as a reference to an article of these Articles).

ARTICLE 2.          Registered office

2.1          Place and transfer of the registered office

The registered office of the Company is established in the municipality of Luxembourg. It may be transferred within such municipality or to any other place in the Grand Duchy of Luxembourg by a resolution of board of directors of the Company (the Board), which is authorised to amend the Articles, to the extent necessary, to reflect the transfer and the new location of the registered office.

2.2          Branches, offices, administrative centres and agencies

The Board shall further have the right to set up branches, offices, administrative centres and agencies wherever it shall deem fit, either within or outside the Grand Duchy of Luxembourg.

ARTICLE 3.          Duration

3.1          Unlimited duration

The Company is formed for an unlimited duration.

3.2          Dissolution

The Company may be dissolved, at any time, by a resolution of the general meeting of the shareholders of the Company (the General Meeting) adopted in the manner provided for in Article 11 with respect to the amendments of the Articles.

ARTICLE 4.          Purpose

The corporate purpose of the Company is to develop activities in relation with iLottery and iGaming solutions and services as well as any related areas. This includes the (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, partnership interests, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).

The Company may borrow in any form. It may enter into any type of loan agreement and it may issue notes, bonds, debentures, certificates, shares, beneficiary parts, warrants and any kind of debt or equity securities including under one or more issuance programs. The Company may further list all or part of its shares on a regulated or unregulated stock exchange in or outside of the European Union. The Company may lend funds including the proceeds of any borrowings and/or issues of securities to its subsidiaries, affiliated companies or any other company.

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The Company may also give guarantees and grant security interests over some or all of its assets including, without limitation, by way of pledge, transfer or encumbrance, in favor of or for the benefit of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company.

The Company may enter into, execute and deliver and perform any swaps, futures, forwards, derivatives, options, repurchase, stock lending and similar transactions. The Company may generally use any techniques and instruments relating to investments for the purpose of their efficient management, including, but not limited to, techniques and instruments designed to protect it against credit, currency exchange, interest rate risks and other risks.

The Company may carry out any commercial, industrial, and financial operations, which are directly or indirectly connected with its purpose or which may favor its development. In addition, the Company may acquire and sell real estate properties, for its own account, either in the Grand Duchy of Luxembourg or abroad and it may carry out all operations relating to real estate properties.

In general, the Company may take any controlling and supervisory measures and carry out any operation or transaction which it considers necessary or useful in the accomplishment and development of its purpose.

The descriptions above are to be construed broadly and their enumeration is not limiting. The Company's purpose shall include any transaction or agreement which is entered into by the Company, provided it is not inconsistent with the foregoing matters.

ARTICLE 5.          Share capital

5.1          Outstanding share capital

The share capital is set at USD 45,112.62 (forty-five thousand one hundred and twelve United States Dollar and sixty-two cents), represented by 25,479,728 (twenty-five million four hundred and seventy-nine thousand seven hundred twenty-eight) shares, without nominal value.

5.2          Share capital increase and share capital reduction

The share capital of the Company may be increased or reduced by a resolution adopted by the General Meeting in the manner required for amendment of the Articles, as provided for in Article 11.

5.3          Pre-emptive rights

In the case of an issuance of shares in consideration for a payment in cash or an issuance in consideration for a payment in cash of those instruments covered in article 420-27 of the Companies Act, including, without limitation, convertible bonds that entitle their holders to subscribe for or to be allocated with shares, the shareholders shall have pro rata pre-emptive rights with respect to any such issuance in accordance with the Companies Act.

The preferential subscription period is decided by the Board but must be of at least fourteen (14) days as from the date of the publication of the offering in the RESA (Recueil électronique des sociétés et associations) and a journal published in Luxembourg (the Preferential Subscription Period).

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Third parties may take part in the capital increase at the end of the Preferential Subscription Period, except if the Board decides that preferential subscription rights (the PSR) shall be exercised, in proportion to the capital represented by their shares, by the holders of such PSR (the PSR Holders) who already exercised their PSR during the Preferential Subscription Period. In that case, the subscription terms of the PSR Holders shall be determined by the Board.

The General Meeting may limit or withdraw the PSR or authorise the Board to do so (as the case may be) under the conditions prescribed for under article 420-26(5) of the Companies Act.

5.4          Contributions to a “capital surplus” account

The General Meeting is authorised to approve capital contributions without the issuance of new shares by way of a payment in cash or a payment in kind or otherwise, on the terms and conditions set by the General Meeting. A capital contribution without the issuance of new shares shall be booked in a “capital surplus” account.

The General Meeting has the option (but not the obligation) to decide that any contribution in cash or in kind made by any shareholder as “capital surplus” will be booked in a specific “capital surplus” account allocated to the relevant shareholder and will be available only (i) for the purpose of distributions, whether by dividend, share redemption or otherwise, to the relevant shareholder or (ii) to be incorporated in the share capital to issue shares corresponding to the relevant shareholder only.

5.5          Authorisation for the Board to increase the share capital

(a)          Size of the authorisation

The authorised capital of the Company is set at USD 188,557.26 (one hundred eighty-eight thousand five hundred fifty-seven United States Dollars and twenty-six cents) (the Authorised Capital Amount) represented by a number of shares to be freely determined by the Board, each without nominal value (but with a par accounting value at least equivalent to the par accounting value of the existing shares from time to time).

(b)          Conditions of the authorisation

The Board is authorised, during a period starting on 10 November 2020  and expiring on the fifth anniversary of such date (the Period), to increase the current share capital up to the Authorised Capital Amount, in whole or in part from time to time: (i) by way of issuance of shares in consideration for a payment in cash, (ii) by way of issuance of shares in consideration for a payment in kind, and/or (iii) by way of capitalisation of distributable profits and reserves, including share premium and capital surplus, with or without an issuance of new shares.

The Board is authorised to determine the terms and conditions attaching to any subscription and issuance of shares pursuant to the authority granted under this Article 5.5, including by setting the time and place of the issuance or the successive issuances of shares, the issue price, with or without share premium, and the terms and conditions of payment for the shares under any documents and agreements including, without limitation, convertible loans, option agreements or stock option plans.

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During the Period, the Board is authorised to issue (a) convertible bonds, or any other convertible debt instruments, bonds carrying subscription rights or any other instruments entitling their holders to subscribe for or be allocated with shares, such as, without limitation, warrants (the Instruments), and (b) issue shares subject to and effective as of the exercise of the rights attached to the Instruments, until, with respect to both items (a) and (b), the amount of increased share capital that would be reached as a result of the exercice of the rights attached to the Instruments is equal to the authorised share capital and (ii) issue shares pursuant to the exercise of the rights attached to the Instruments until the amount of increased share capital resulting from such issuance of shares is equal to the authorised share capital, at any time, whether or not during the Period; provided that the Instruments are issued during the Period within the limits of the Authorised Capital Amount. The issuance of the shares following the exercise of the rights attached to the Instruments may be carried out by a payment in cash, a payment in kind or a capitalisation of distributable profits and reserves, including share premium and capital surplus during or after the Period.

The Board is authorised to (i) determine the terms and conditions of the Instruments, including the price, the interest rate, the exercise rate, conversion rate or the exchange rate, and the repayment conditions, and (ii) issue such Instruments.

(c)          Authorisation to cancel or limit the pre-emptive rights

The Board is authorised to cancel or limit the pre-emptive rights of the shareholders set out in the Companies Act, as reflected in Article 5.3, in connection with an issue of new shares and Instruments made pursuant to the authority granted under this Article 5.5.

(d)          Recording of capital increases in the Articles

Article 5 of the Articles shall be amended so as to reflect each increase in share capital pursuant to the use of the authorisation granted to the Board under this Article 5 and the Board shall take or authorise any person to take any necessary steps for the purpose of the recording of such increase and the consequential amendments to the Articles before a notary.

ARTICLE 6.          Shares

6.1          Form of the shares

The shares of the Company are in registered form (actions nominatives) only.

6.2          Share register and share certificates

A share register will be kept at the registered office, where it will be available for inspection by any shareholder. Such register shall set forth the name of each shareholder, its residence or elected domicile, the number of shares held by it, the nominal value (if any) or accounting par value paid in on each such share, the issuance of shares, the transfer of shares and the dates of such issuance and transfers. Without prejudice to Article 6.3, the ownership of the registered shares will be established by the entry in this register.

6.3          Deposit

Notwithstanding the foregoing in this Article 6, where shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a Depositary), the Company -subject to having received from the Depositary a certificate in proper form - will permit the Depository of such book-entry interests to exercise the rights attaching to the shares corresponding to the book-entry interests of the relevant shareholder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depository to be the direct holder of the shares corresponding to the book-entry interests for all purposes in these Articles. The Board may determine the formal requirements with which such certificates must comply.

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Notwithstanding the other provisions of these Articles, the Company will make any and all payments (including any dividend payments and any other distributions) in respect of shares recorded in the name of a Depositary, or deposited with any of them, as the case may be, whether in cash, shares or other assets, only to such Depositary, or otherwise in accordance with such Depositary’s instructions, and that payment shall release the Company from any and all obligations for such payments.

6.4          Ownership and co-ownership of shares

The Company will recognise only one holder per share. In the event that a share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that share until one person has been appointed as sole holder in relation to the Company. The person appointed as the sole holder of the shares towards the Company in all matters by all the joint holders of those shares shall be named first in the register.

Only the joint holder of a share first named in the register, as appointed by all the joint holders of such share, shall be entitled, in its capacity as sole holder towards the Company of that share jointly held, to exercise the rights attached to such share, including without limitation:
(i) to be served notices by the Company, including convening notices relating to general meetings, (ii) to attend general meetings and to exercise the voting rights attached to the share jointly held at any such meetings, and (iii) to receive dividend payments in respect of the share jointly held.

6.5          Share redemptions

Without prejudice to Article 6.3 above, the Company may redeem its own shares within the limits set forth by law.

Any shares redeemed in accordance with this Article 6.5 may be cancelled or held for an unlimited duration as treasury shares by the Company without any voting rights and, unless otherwise decided, as the case may be, by the Board or the General Meeting without any right to any distributions whatsoever, in which case the distributions otherwise payable under such treasury shares will be allocated, and become payable, on a pro rata basis to the benefit of the remaining outstanding shares).

Such treasury shares may be distributed at any time to existing shareholders (it being understood that no preferential subscription rights or equivalent shall apply in this event) or third parties, subject to compliance with the Company’s corporate interest, by a decision of the Board.

6.6          Suspension of rights of shareholders

(a)  If at any time the Company determines that a Shareholder Regulatory Event has occurred, it may at any time, by written notice (a Shareholder Regulatory Event Notice) to the holder(s) of any interest(s) in any shares (the Relevant Shares) in the Company to whom a Shareholder Regulatory Event relates (or to whom the Company reasonably believes it to relate), in its absolute discretion with immediate effect (or with effect from such date as is specified in such Shareholder Regulatory Event Notice), suspend one or more of the following rights attaching to such Relevant Shares (and the holder of such Relevant Shares shall be deemed to have irrevocably waived):

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(a)  the voting rights attached to the Relevant Shares, in accordance with article 450-1 (9) of the Companies Act;

(b)  the right to receive any payment or distribution (whether by way of dividend, interest, or otherwise) in respect of any Relevant Shares, or receive any other form of remuneration, including for services rendered; and

(c) the right to the subscribe to any further issuance of shares (and consequently to not exercise any preferential subscription rights) or other securities in respect of the Relevant Shares.

6.7          Required disposal of Disposal Shares

If at any time the Company determines that a Shareholder Regulatory Event has occurred it may, in its absolute discretion at any time, by written notice (a Disposal Notice) to a holder of any interest(s) in any shares in the Company to whom the Shareholder Regulatory Event relates (or to whom the Company reasonably believes it to relate), require the recipient of the Disposal Notice or any person named therein as interested in (or reasonably believed to be interested in) shares of the Company to dispose of such number of shares as is specified in the Disposal Notice (the Disposal Shares) and for evidence in a form reasonably satisfactory to the Company that such disposal shall have been effected to be supplied to the Company within fourteen (14) days (or such other time required by a Gambling Regulatory Authority) from the date of the Disposal Notice or within such other period as the Company shall (in its absolute discretion) consider reasonable. The Company may withdraw a Disposal Notice so given whether before or after the expiration of the period referred to therein if it appears to the Company that the ground or purported grounds for its service do not exist or no longer exist.

6.8          Right of Company to sell Disposal Shares

If a Disposal Notice is not complied with in accordance with its terms or otherwise not complied with to the satisfaction of the Company within the time specified, and has not been withdrawn, the Company shall, in its absolute discretion, be entitled, (a) so far as it is able, to dispose (or procure the disposal) of the Disposal Shares to a designated third party at the highest price reasonably obtainable by the Company or its agents in the circumstances (or such amount permitted by the Gambling Regulatory Authority) and shall give written notice of any such disposal to those persons on whom the Disposal Notice was served, and/or (b) subject to all applicable law and regulation, to acquire the Disposal Shares by way of a redemption in accordance with applicable law.

Any such disposal by the Company shall be completed as soon as reasonably practicable after expiry of the time specified in the Disposal Notice and, in any event, within ninety (90) days after the expiry of the time specified in the Disposal Notice provided that a disposal may be suspended during any period when dealings by the directors in the Company’s shares are not permitted by applicable law or regulation but any disposal of Disposal Shares so suspended shall be completed within thirty (30) days after the expiry of the period of such suspension. To the extent necessary, the holder of the Disposal Shares grants an irrevocable power of attorney to the Company (and any of its directors, officer, employee or agent) to carry out any action and execute any document necessary or useful in relation to the disposal of the Disposal Shares.

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6.9          Steps to be taken in connection with the sale of Disposal Shares

Neither the Company nor any director, officer, employee or agent of the Company shall be liable to any holder of or any person having any interest in Disposal Shares disposed of in accordance with Articles 6.6 to 6.11 (inclusive) or to any other person provided that, in disposing of such Disposal Shares, the Company acts in good faith within the time periods specified above. For the purpose of effecting any disposal of Disposal Shares held in uncertificated form, the Company may make such arrangements on behalf of the registered holder of the Disposal Shares as it may think fit to transfer title to those shares through a relevant system. For the purpose of effecting any disposal of Disposal Shares held in certificated form, the Company may authorise in writing any, director, officer, employee or agent of the Company to execute any necessary transfer on behalf of the registered holder(s) and may issue a new share certificate or other document of title to the purchaser and enter the name of the transferee in the register. The net proceeds of any such disposal shall be received by the Company whose receipt shall be a good discharge for the purchase money and shall be paid (without interest being payable thereon) to the former registered holder of the Disposal Shares upon surrender by him of all relevant share certificate(s) or other documents of title in respect of such Disposal Shares. The transferee shall not be bound to see the application of such proceeds and once the name of the transferee has been entered into the register in respect of the Disposal Shares, the validity of the transfer of the Disposal Shares shall not be questioned. Any delay on the part of the Company in exercising any or all of its rights under Articles 6.6 to 6.11 (inclusive) shall not in any way invalidate the transfer of any Disposal Shares made hereunder or any other steps undertaken in connection therewith. Save as otherwise specifically provided by Articles 6.6 to 6.11 (inclusive), the manner, timing and terms of any disposal of Disposal Shares by (or on behalf of) the Company shall be determined by the Company and the Company may take advice from such persons as are considered by it to be appropriate as to the manner, timing and terms of any such disposal. The holder(s) of the Relevant Shares to whom such Shareholder Regulatory Event relates shall be liable to reimburse the Company for all expenses incurred by the Company in performing its obligations and exercising its rights hereunder, including attorney’s fees.

6.10          Meaning of Shareholder Regulatory Event

For the purposes of Articles 6.6 to 6.11 (inclusive), a Shareholder Regulatory Event shall occur if:

(a)  a Gambling Regulatory Authority informs the Company or any member of its group that any member of the Company or any person interested or believed to be interested in shares of the Company is for whatever reason:

(i) unsuitable to be a person interested in shares of the Company;

(ii)   not licensed or qualified to be a person interested in shares of the Company;

(iii) disqualified as a holder of interests in shares of the Company, under any legislation regulating the operation of any gambling activity or any activity ancillary or related thereto undertaken or to be undertaken by the Company or any member of its group or any other company, partnership, body corporate or other entity in which the Company or any member of its group is interested; or

(iv) failing to reasonably cooperate fully with an investigation by a Gambling Regulatory Authority which as a result jeopardizes the Company’s ability to obtain or maintain any license or registration.

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(b)   a Gambling Regulatory Authority by reason, in whole or in part, of the interest of any person or persons in shares of the Company (or by its belief as to the interest of any person or persons in such shares) has:

(i)  refused, revoked, cancelled, opposed, or indicated to the Company or any member of its group or any other company, partnership, body corporate or other entity in which the Company or any member of its group is interested that it will or is likely to or may refuse, revoke, cancel or oppose, in relation to; or

(ii) imposed any condition or limitation which may have a material adverse impact upon the operation of any gambling activity or any activity ancillary or related thereto undertaken or to be undertaken by the Company or other entity in which the Company or any member of its group is interested, or upon the benefit of which the Company or any other member of its group derives or is likely to derive from the operation by any other member of its group or any other company, partnership, body corporate, or other entity in which the Company or any member of its group is interested in any gambling activity or any activity ancillary or related thereto or indicated to the Company or any member of its group or any such other company, partnership, body corporate or other entity that it will or is likely to or may impose any such condition or limitation, in relation to, the grant, renewal, or the continuance of any registration, licence, approval, finding of suitability, consent, or certificate required by any legislation regulating (or code of conduct or practice recognised or endorsed by the Gambling Regulatory Authority relevant to) the operation of any gambling activity or any activity ancillary or related thereto undertaken or to be undertaken by the Company or any member of its group or any other company, partnership, body corporate or other entity in which the Company or any member of its group is interested, which is held by or has been applied for by the Company or any member of its group or other such person.

6.11          Interpretation of provisions regarding Shareholder Regulatory Event

For the purpose of Articles 6.6 to 6.11 (inclusive):

(c)the Company may, in determining the reason for any action or potential action of a Gambling Regulatory Authority, have regard to any statements or comments made by any members, officers, employees or agents of the Gambling Regulatory Authority whether or not such statements or comments form part of or are reflected in any official determination issued by the Gambling Regulatory Authority, and may act notwithstanding any appeal in respect of the decision of any Gambling Regulatory Authority;

(d)  a Gambling Regulatory Authority means any authority wherever located (whether a government department, independent body established by legislation, a government, self-regulating organisation, court, tribunal, commission, board, committee or otherwise) vested with responsibility (with or without another or others) for the conduct of any gambling activity or any activity ancillary, or related thereto;

(e)  the Board may exercise the powers of the Company under Articles 6.6 to 6.11 (inclusive) and any powers, rights or duties conferred by Articles 6.6 to 6.11 (inclusive) on the Company and exercisable by the Board may be exercised by a duly authorised committee of the Board or any person(s) to whom authority has been delegated by the Board or any such committee of the Board, as applicable;

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(f)  any resolution or determination of, or any decision or the exercise of any discretion or power under Articles 6.6 to 6.11 (inclusive) by the Company, the Board, a duly authorised committee of the Board or any person to whom authority has been delegated thereby shall be final and conclusive and binding on all concerned, and neither the Company, the Board, nor any person acting under the authority thereof shall be obliged to give any reason(s) therefor;

(g) gambling activity or any activity ancillary or related thereto includes (but is not limited to) the provision of online services to customers in connection with such activity or activities and shall include the provision of financial services.

ARTICLE 7.          Transfer of registered shares

A transfer of registered shares may be effected by a written declaration of transfer entered in the share register of the Company, such declaration of transfer to be executed by the transferor and the transferee or by persons holding suitable powers of attorney, and in accordance with the provisions applying to the transfer of claims provided for in article 1690 of the Luxembourg civil code.

The Company may also accept as evidence of transfer other instruments of transfer evidencing the consent of the transferor and the transferee to the satisfaction of the Company.

ARTICLE 8.          Debt securities

Debt securities issued by the Company shall be in registered form only.

ARTICLE 9.          Powers of the General Meeting

In the case of a plurality of shareholders, any regularly constituted General Meeting shall represent the entire body of shareholders of the Company.

ARTICLE 10.         Annual general meeting of the shareholders – Other meetings

The annual general meeting shall be held, in accordance with Luxembourg law, in the Grand Duchy of Luxembourg at the address of the registered office of the Company or at such other in the Grand Duchy of Luxembourg and at such time as specified in the convening notice of the meeting.

Other general meetings may be held at such a place and time as are specified in the respective convening notices of the relevant meetings.

ARTICLE 11.         Notice, quorum, convening notices, powers of attorney and vote

11.1          Right and obligation to convene a general meeting

The Board, as well as the internal auditors, if any, may convene a general meeting. They shall be obliged to convene it so that it is held within a period of one month, if shareholders representing one-tenth of the capital require this in writing, with an indication of the agenda. One or more shareholders representing at least one-tenth of the subscribed capital may request that the entry of one or more items be added to the agenda of any general meeting. This request must be addressed to the Company at least five (5) days before the relevant general meeting.

11.2          Procedure to convene a general meeting

General Meetings shall be convened in accordance with the provisions of the Companies Act and as long as the shares of the Company are listed on a foreign stock exchange, in accordance with the requirements of such foreign stock exchange applicable to the Company.

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If all the shareholders of the Company are present or represented at a general meeting, and consider themselves as being duly convened and informed of the agenda of the general meeting set by the Board or by the internal auditors, as the case may be, the general meeting may be held without prior notice.

The documents mentioned under article 461-6 of the Companies Act shall be made available at the registered office of the Company for inspection by the shareholders at least eight (8) days prior to the general meeting.

11.3          Voting rights attached to the shares

Each share entitles its holder to one vote (provided that the Board may impose a record date formality in the convening notice which shall condition the exercise of the voting right).

The Board may, in its sole discretion, suspend the voting rights of any shareholder in the case that such shareholder has, by action or omission, failed to fulfil its obligations under the Articles or under its subscription agreement.

Any shareholder may, partly or entirely, waive the exercise of its voting rights with respect to some or all of its shares. Such waiver will be binding on the relevant shareholder and will be enforceable towards the Company following its notification by the relevant shareholder in writing.

11.4          Quorum, majority requirements and reconvening of general meeting for lack of quorum

Except as otherwise required by law or by these Articles, resolutions at a general meeting will be passed by the majority of the votes expressed by the shareholders present or represented, no quorum of presence being required.

However, resolutions to amend the Articles or to change the nationality of the Company may only be passed in a general meeting where at least one half of the share capital is represented (the Presence Quorum provided that shares with waived/suspended voting rights shall not be considered for such quorum calculation) and the agenda indicates the proposed amendments to the Articles and, as the case may be, the text of those which pertain to the purpose or the form of the Company. If the Presence Quorum is not reached, a second meeting may be convened by an announcement filed with the Trade and Companies Register and published in the RESA (Recueil électronique des sociétés et associations) and in a Luxembourg newspaper at least fifteen (15) days before the relevant meeting. Such convening notice shall reproduce the agenda and indicate the date and the results of the previous general meeting. The second general meeting shall deliberate validly regardless of the proportion of the capital represented. At both meetings, resolutions, in order to be passed, must be carried by at least two-thirds of the votes expressed at the relevant general meeting.

In calculating the majority with respect to any resolution at a general meeting, the votes expressed shall not include the votes relating to shares in which the shareholder abstains from voting, casts a blank (blanc) or spoilt (nul) vote or does not participate.

The commitments of the shareholders may only be increased with the unanimous vote of all the shareholders.

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11.5          Participation by proxy

A shareholder may act at any general meeting by appointing another person, who need not be a shareholder, as its proxy in writing. Copies of written proxies that are transmitted by telefax or e-mail may be accepted as evidence of such written proxies at a general meeting. In order to be taken into account, a copy of the proxy must be received by the Company before the relevant general meeting at such time as specified in the convening notice.

11.6          Vote by correspondence

The shareholders may vote in writing (by way of a voting bulletin provided that the written voting bulletins include: (i) the name, first name, address and signature of the relevant shareholder, (ii) an indication of the shares for which the shareholder will exercise such right, (iii) the agenda as set forth in the convening notice with the proposals for resolutions relating to each agenda item , and (iv) the vote (approval, refusal, abstention) on the proposals for resolutions relating to each agenda item. In order to be taken into account, a copy of the voting bulletins must be received by the Company before the relevant general meeting at such time as specified in the convening notice.

11.7          Participation in a general meeting by conference call, video conference or similar means of communications

Any shareholder may participate in a general meeting by conference call, video conference or similar means of communication, as shall be determined by the Board, whereby: (i) the shareholders attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an ongoing basis, and (iv) the shareholders can properly deliberate. Participation in a meeting by such means shall constitute presence in person at such meeting.

11.8          Bureau

The president chairman of the Board presides at the general meeting as chairman. The chairman shall appoint a secretary and the shareholders shall appoint a scrutineer. The chairman, the secretary and the scrutineer together form the bureau of the general meeting.

11.9          Minutes and certified copies

The minutes of the general meeting will be signed by the members of the bureau of the general meeting and by any shareholder who wishes to do so.

However, where decisions of the general meeting have to be certified, copies or extracts for use in court or elsewhere must be signed by the chairman of the Board or by any two (2) other directors.

ARTICLE 12.          Management

12.1          Minimum number of directors and term of directorship

The General Meeting shall determine the number of directors, their remuneration and their term of office providing that (i) there must be at least three (3) and no more than nine (9) directors in the Company and (ii) the members of the Board shall be elected for a term not exceeding six (6) years and shall be eligible for re-election.

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12.2          Permanent representative

Where a legal entity is elected as a director (the Legal Entity), the Legal Entity must designate a natural person as permanent representative (représentant permanent) who will represent the Legal Entity as a member of the Board in accordance with article 441-3 of the Companies Act.

12.3          Election, removal and vacancy

The director(s) shall be elected by the General Meeting.

A director may be removed with or without cause and/or replaced, at any time, by a resolution adopted by the General Meeting.

In the event of vacancy in the office of one or more directors because of death, resignation or otherwise, the remaining directors may elect at a meeting of the Board the director(s), by a majority vote, to fill such vacancy or vacancies, as the case may be, until the following general meeting.

12.4          Right to nominate

For as long as Barak Matalon, Aharon Aran, Eliyaho Azur, and Pinhas Zahavi, (the Founding Shareholders) own in the aggregate at least 40% of the issued and outstanding share capital of the Company, a number of directors equal to 50% of the total number of directors will be elected by the General Meeting from nominees selected by the Founding Shareholders.

For so long as the Founding Shareholders own in the aggregate less than 40% of the issued and outstanding share capital of the Company, but still own in the aggregate at least 25% of the issued and outstanding share capital of the Company, a number of directors equal to 33% of the total number of directors will be elected by the General Meeting from nominees selected by the Founding Shareholders.

For the purposes of paragraphs 1 and 2 of this Article 12.4, should the number of directors to be elected from nominees selected by the Founding Shareholders be a fractional number, such number shall be rounded down to the nearest whole number.

For so long as the Founding Shareholders own in the aggregate less than 25% of the issued and outstanding share capital of the Company, but still own in the aggregate at least 15% of the issued and outstanding share capital of the Company, one director will be elected by the General Meeting from nominees selected by the Founding Shareholders.

If the Founding Shareholders own in the aggregate less than 15% of the issued and outstanding share capital of the Company, their rights to nominate directors for election shall be the same as any other shareholder.

Where the Founding Shareholders have the right to nominate (for election by the General Meeting) members of the Board pursuant to this Article 12.4, no other shareholder shall be entitled to nominate members of the Board for election to those Board seats.

ARTICLE 13.          Meetings of the Board

13.1          Chairman

The Board may appoint a chairman (the Chairman) from among its members and may choose a secretary, who need not be a director, and who shall be responsible for keeping the minutes of the meetings of the Board. The Chairman will chair all meetings of the Board. In his/her absence, the other members of the Board will appoint another chairman pro tempore who will chair the relevant meeting by simple majority vote of the directors present or represented at such meeting.

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13.2          Observer

The Board may allow the appointment of one or more observers to the Board, who will be entitled to attend each Board meeting of the Company and any committee thereof, and receive the written materials provided to the Board members, but shall not have any voting rights at any meeting of the Board or any committee thereof.

Any observer must keep confidential all information and documents received in such capacity and undertakes the same towards the Company.

13.3          Procedure to convene a board meeting

The Board shall meet upon call by the Chairman or any two directors at the place indicated in the meeting notice.

Written meeting notice of the Board shall be given to all the directors (and, in relation to meetings to which she/he is entitled to participate, the Observer) at least twenty-four (24) hours in advance of the day and the hour set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth briefly in the convening notice of the meeting of the Board.

No such written meeting notice is required if all the members of the Board are present or represented during the meeting and if they state they have been duly informed and have had full knowledge of the agenda of the meeting. In addition, if all the members of the Board are present or represented during the meeting and they agree unanimously to set the agenda of the meeting, the meeting may be held without having been convened in the manner set out above.

A member of the Board may waive the written meeting notice by giving his/her consent in writing. Copies of consents in writing that are transmitted by telefax or e-mail may be accepted as evidence of such consents in writing at a meeting of the Board. Separate written notice shall not be required for meetings that are held at times and at places determined in a schedule previously adopted by a resolution of the Board.

13.4          Participation by conference call, video conference or similar means of communication

Any director may participate in a meeting of the Board by conference call, video conference or by similar means of communication whereby: (i) the directors attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an ongoing basis, and (iv) the directors can properly deliberate. Participation in a meeting by such means shall constitute presence in person at such meeting. A meeting of the Board held by such means of communication will be deemed to be held in Luxembourg.

13.5          Proceedings

(a)          Quorum and majority requirements

The Board may validly deliberate and make decisions only if at least one half of its members are present or represented. Decisions are made by the majority of the votes expressed by the members present or represented. If a member of the Board abstains from voting or does not participate to a vote, this abstention or non participation are not taken into account in calculating the majority.

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(b)          Participation by proxy

Any member of the Board may act at any meeting of the Board by appointing in writing another director as his or her proxy, under the condition however that at least two directors are present at the meeting. Copies of written proxies that are transmitted by telefax or by e-mail may be accepted as evidence of such written proxies at a meeting of the Board.

(c)          Casting vote of Chairman

In the case of a tied vote, the Chairman or the chairman pro tempore, as the case may be, shall have a casting vote.

13.6          Conflicts of interest

(a)          Procedure regarding a conflict of interest

In the event that a director of the Company has, directly or indirectly, a financial interest opposite to the interest of the Company in any transaction of the Company that is submitted to the approval of the Board, such director shall immediately make known to the Board such opposite interest at that board meeting and shall cause a record of his statement to be included in the minutes of the meeting. The director may not take part in the deliberations relating to that transaction, will not count in the quorum, and may not vote on the resolutions relating to that transaction. The transaction and the director’s interest therein, shall be reported to the following general meeting.

(b)          Exceptions regarding a conflict of interest

Article 13.6(a) does not apply to resolutions of the board of directors concerning transactions made in the ordinary course of business of the Company which are entered into on arm's length terms.

A Director of the Company who serves as director, manager, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, solely by reason of such affiliation with such other company or firm, be held as having an interest opposite to the interest of the Company for the purpose of this Article 13.6.

(c)          Impact on quorum

Where, by reason of a conflict of interest, the number of directors required in order to validly deliberate and vote is not met, the Board may decide to submit the decision on this specific item to the General Meeting.

13.7          Written resolutions

Notwithstanding the foregoing, a resolution of the Board may also be passed in writing. Such resolution shall consist of one or more documents containing the resolutions, signed by each director, manually or electronically by means of an electronic signature which is valid under Luxembourg law. The date of such resolution shall be the date of the last signature.

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ARTICLE 14.          Minutes of meetings of the Board

14.1          Signature of board minutes

The minutes of any meeting of the Board shall be signed by the Chairman or the chairman pro tempore, as the case may be or by all the directors present at such meeting.

14.2          Signature of copies or extracts of board minutes

Copies or extracts of minutes or resolutions in writing from the Board, which may be produced in judicial proceedings or otherwise shall be signed by the Chairman, or any two members of the Board.

ARTICLE 15.          Powers of the Board

The Board is vested with the broadest powers to perform or cause to be performed any actions necessary or useful in connection with the purpose of the Company. All powers not expressly reserved by the Companies Act or by the Articles to the General Meeting fall within the authority of the Board.

ARTICLE 16.          Delegation of powers

16.1          Daily management

The Board may appoint one or more persons (délégué à la gestion journalière), who may be a shareholder or not, or who may be a member of the Board or not, who shall have full authority to act on behalf of the Company in all matters pertaining to the daily management and affairs of the Company.

16.2          General director (directeur général)/management committees (comités de direction)

The management of the Company may be delegated to a general director (directeur général) or to a management committee (comité de direction).

When a general director (directeur général) or a management commitee (comité de direction) is appointed, the Board is in charge of the supervision and control of the general director (directeur général) or management commitee (comité de direction).

16.3          Permanent representative of the Company

The Board may appoint a person, who may be a shareholder or not, and who may be a director or not, as permanent representative for any entity in which the Company is appointed as a member of the board of directors. This permanent representative will act with all discretion, in the name and on behalf of the Company, and may bind the Company in its capacity as a member of the board of directors of any such entity.

16.4          Delegation to perform specific functions

The Board is also authorised to appoint a person, either a director or not, for the purposes of performing specific functions at every level within the Company.

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16.5          Delegation to special committees

The Board may decide to put in place special committees. The composition of the special committees and the powers conferred to them are determined by the Board. The special committees perform their duties under the Board’s responsibility.

ARTICLE 17.          Binding signatures

17.1          Signatory powers of directors

The Company shall be bound towards third parties in all matters by the joint signatures of any two members of the Board.

17.2          Specific signatory powers

The Company will be bound by the sole signature or the joint signatures of any person(s) or committees to whom specific signatory powers is granted by the Board of the Company, only within the limits of such powers.

ARTICLE 18.          Indemnification

Subject to applicable laws, the Company shall indemnify all of its directors and officers, past and present, to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.

ARTICLE 19.          Internal auditor(s) (commissaire(s)) - Approved statutory auditor(s) (réviseur (s) d'entreprises agréé (s) or cabinet de révision agréé)

19.1          Internal auditor (commissaire)

The operations of the Company shall be supervised by one or more internal auditor(s) (commissaire(s)). The internal auditor(s) shall be appointed for a term not exceeding six (6) years and shall be eligible for re-appointment.

The internal auditor(s) will be appointed by the General Meeting, which will determine their number, their remuneration and the term of their office. The internal auditor(s) in office may be removed at any time by the General Meeting with or without cause.

19.2          Approved statutory auditor (réviseur d'entreprises agréé or cabinet de révision agréé)

However, no internal auditor(s) shall be appointed if, instead of appointing one or more internal auditor(s), one or more approved statutory auditors (réviseurs d'entreprises agrées or cabinets de révision agrées) are appointed by the General Meeting to perform the statutory audit of the annual accounts in accordance with applicable Luxembourg law. The approved statutory auditor(s) shall be appointed by the General Meeting in accordance with the terms of a service agreement to be entered into from time to time by the Company and the approved statutory auditor(s). The approved statutory auditor(s) may only be removed by the General Meeting for serious causes (motifs graves).

ARTICLE 20.          Accounting year

The accounting year of the Company shall begin on 1 January and shall end on 31 December of each year.

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ARTICLE 21.          Annual accounts

21.1          Responsibility of the Board

The Board shall draw up the annual accounts of the Company that shall be submitted to the approval of the General Meeting at the annual general meeting.

21.2          Submission of the annual accounts to the internal auditor(s)

At the latest one (1) month prior to the annual general meeting, the Board will submit the annual accounts together with the report of the Board (if any) and such other documents as may be required by law to the internal auditor(s) of the Company, or the approved statutory auditor(s), as the case may be, who will thereupon draw up its (their) report(s).

21.3          Availability of documents at the registered office

At the latest eight (8) days prior to the annual general meeting, the annual accounts, the report(s) of the Board (if any) and of the internal auditor(s) or the approved statutory auditor(s), as the case may be, and such other documents as may be required by law shall be deposited at the registered office of the Company, where they will be available for inspection by the shareholders during regular business hours.

ARTICLE 22.          Allocation of results

22.1          Allocation to the legal reserve

From the annual net profits of the Company (if any), five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to be required once such legal reserve amounts to ten per cent (10%) of the share capital of the Company, but shall again be compulsory if the legal reserve falls below ten per cent (10%) of the share capital of the Company.

22.2          Allocation of results by the General Meeting at the annual general meeting

At the annual general meeting, the General Meeting shall decide on the allocation of the annual results and the declaration and payments of dividends, as the case may be, in accordance with Article 22.1 and the rules regarding distributions set out in this Article 22.

22.3          Rules regarding distributions

Distributions to the shareholders, whether by dividend, share redemption or otherwise, out of profits and distributable reserves available for that purpose, including share premium and “capital surplus”, if and when decided by the General Meeting, shall be made on all the shares on a pro rata basis.

22.4          Interim dividends

In accordance with article 461-3 of the Companies Act interim dividends may be distributed, at any time, by the Board under the following cumulative conditions:

(i)     an interim accounting situation (état comptable) is drawn up by the Board (the Interim Accounting Statement) (the Interim Accounting Statement shall be verified by an internal auditor (commissaire) or approved statutory auditor (réviseur d’entreprises agréé), as the case may be);

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(ii)    this Interim Accounting Statement shows that sufficient profits and other reserves (including without limitation share premium and capital surplus) are available for distribution, it being understood that the amount to be distributed may not exceed profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by carried forward profits and distributable reserves, and decreased by carried forward losses and the amount to be allocated to the legal reserves;

(iii) he decision to distribute interim dividends must be taken by the Board within two (2) months from the date of the Interim Accounting Statement; and

(iv)  the rights of the creditors of the Company are not threatened, taking into account the assets of the Company.

Where the interim dividends paid exceed the distributable profits at the end of the financial year, the relevant excess as acknowledged at the annual general meeting, shall, unless otherwise decided by the Board at the time of the dividend declaration, be deemed to be an advance payment for future dividends.

22.5          Payment of dividends

Dividends may be paid in euro or any other currency chosen by the Board and they may be paid at such places and times as may be determined by the Board within the limits of any decision made by the General Meeting (if any).

Dividends may be paid in kind in assets of any nature, and the valuation of those assets shall be set by the Board according to valuation methods determined at its discretion.

ARTICLE 23.          Dissolution and liquidation

23.1          Principles regarding the dissolution and the liquidation

The Company may be dissolved, at any time, by a resolution of the General Meeting adopted in the manner required for amendment of the Articles, as set out in Article 11. In the event of a dissolution of the Company, the liquidation shall be carried out by one or more liquidators (who may be physical persons or legal entities) appointed by the General Meeting deciding such liquidation. The General Meeting shall also determine the powers and the remuneration of the liquidator(s).

23.2          Distribution of liquidation surplus

Under the liquidation of the Company, the surplus assets of the Company available for distribution among shareholders shall be distributed on all the shares on a pro rata basis, by way of advance payments or after payment (or provisions, as the case may be) of the Company's liabilities.

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ARTICLE 24.          Federal jurisdiction clause

Unless the Company consents in writing to the selection of an alternative forum, and without prejudice to any forum that would be appropriate or mandatory per applicable laws to hear any other claims, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article 24. Notwithstanding the foregoing, the provisions of this Article 24 shall not apply to suits brought to enforce any liability or duty created by the U.S. Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction. If any provision or provisions of this Article 24 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 24 shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 25.          Applicable law

All matters not expressly governed by the Articles shall be determined in accordance with Luxembourg law.”

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